Exhibit 99.1

FAT BRANDS INC. REPORTS FISCAL SECOND QUARTER 2019 FINANCIAL RESULTS

Conference call and webcast will be held at 5:00 p.m. ET today

LOS ANGELES (August 13, 2019) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported fiscal second quarter 2019 financial results for the 13-week period ending June 30, 2019.

Andy Wiederhorn, President and CEO of FAT Brands, commented, “We are pleased to report that the considerable growth in revenues was matched by an equally robust increase in adjusted EBTDA and that we leveraged our G&A expenses on our expanded top-line.”

Wiederhorn continued, “We are also excited to have closed on our acquisition of Elevation Burger in June. The brand is well-aligned with our own commitment to fresh, authentic, tasty food and we are confident that it has considerable opportunity to expand domestically and internationally with its organic, free-range, grass-fed offerings. Elevation Burger reflects another synergistic opportunity for our unique FAT platform, which is designed to drive efficiencies and growth, and we look forward to pursuing additional transactions over time.”

Fiscal Second Quarter 2019 Highlights

●	Total revenues of $5.9 million, up 50.8% from $3.9 million in the second quarter of 2018. Excluding advertising revenues, revenues grew 48.4% to $4.9 million from $3.3 million in the second quarter of 2018.

○	System-wide sales growth of 26.3% y/y and 26.8% year-to-date

■	United States sales growth of 37.4% y/y and 38.8% year-to-date
■	Canada sales growth of 1.9% y/y and 4.9% year-to-date
■	Other International(1) sales growth of 2.4% y/y and (1.1%) year-to-date

○	System-wide same-store sales growth of (0.9%) y/y and (0.9)% year-to-date

■	Fatburger worldwide same-store sales growth of (1.7%) y/y, and (0.6%) y/y in North America
■	Fatburger worldwide same-store sales growth of 0.4% year-to-date, and 1.5% year-to-date in North America
■	Buffalo’s Cafe worldwide same-store sales growth of 0.8% y/y and 1.8% year-to-date
■	Hurricane Grill & Wings same-store sales growth of 4.9% y/y and 4.8% year-to-date
■	Ponderosa/Bonanza worldwide same-store sales growth of (2.7%) y/y and (4.5%) year-to-date
■	United States same-store sales growth of 0.7% y/y and 0.4% year-to-date
■	Canada same-store sales growth of (0.0%) y/y and 2.4% year-to-date
■	Other International(1) sales growth of (9.0%) y/y and (9.1%) year-to-date

○	Eight new franchised store openings

■	Ending store count: 386 stores system-wide

●	Net loss of $508,000 or $0.04 per share on a basic and fully diluted basis, as compared to net income of $373,000 or $0.04 per share on a basic and fully diluted basis in the second quarter of 2018
●	EBITDA(2) of $2.2 million as compared to $825,000 in the second quarter of 2018
●	Adjusted EBITDA(2) of $2.0 million as compared to $945,000 in the second quarter of 2018. The reconciliation of EBITDA to Adjusted EBITDA can be found in the accompanying financial tables.

(1)	Excludes Canada, includes Puerto Rico. Puerto Rico is negatively impacted due to Hurricane Maria.
(2)	EBITDA and Adjusted EBITDA are non-GAAP measures defined below, under “Non-GAAP Measures”. A reconciliation of GAAP net income to EBITDA and adjusted EBITDA is included in the accompanying financial tables.

Recent Events

On June 3, 2019, the Company announced an offering of up to $30,000,000 of non-convertible preferred stock and common stock purchase warrants (the “Offering”). The Offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended for Tier 2 Offerings and available to retail and institutional investors. The Company will offer up to 1,200,000 shares of 8.25% Series B Cumulative Preferred Stock (the “Series B Preferred Stock”) and warrants (the “Warrants”) initially exercisable to purchase an aggregate of 720,000 shares of Common Stock (NASDAQ: FAT). Each share of Series B Preferred Stock will be accompanied by a Warrant to purchase 0.60 shares of Common Stock at an exercise price of $8.50 per share. The shares of Series B Preferred Stock and accompanying Warrants are being offered at $25.00, for an aggregate offering amount of up to $30,000,000. Each Warrant will be immediately exercisable, and will expire on the five year anniversary of the date of issuance. The Offering will close on a rolling basis, subject to customary closing conditions, commencing upon qualification from the SEC.

On June 19, 2019 the Company successfully completed the acquisition of Elevation Burger for $10 million which was funded through a combination of sellers’ notes and cash. Delivering authentic, sustainably prepared food, Elevation Burger offers grass-fed, free-range options that are better for consumers and for the environment.

Key Financial Definitions

New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.

Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open for at least one full fiscal year regardless of whether the brand during the prior measurement period was owned by FAT Brands or a predecessor. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Thus, we do not include stores in the comparable base until they have been open for at least one full fiscal year.

System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.

Conference Call and Webcast

FAT Brands will host a conference call and webcast to discuss its fiscal second quarter 2019 financial results today at 5:00 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, President and Chief Executive Officer; and Rebecca Hershinger, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 201-493-6725. A replay will be available after the call until Tuesday, August 20, 2019, and can be accessed by dialing 412-317-6671. The passcode is 13693497.

The webcast will be available at www.fatbrands.com under the “invest” section and will be archived on the site shortly after the call has concluded.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns eight restaurant brands: Fatburger, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 400 units worldwide.

For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, our future acquisitions, and our ability to pay a cash dividend to our common stockholders. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Non-GAAP Measures (Unaudited)

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising restaurant costs and expenses, net of revenue, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.

A reconciliation of net income presented in accordance with GAAP to EBITDA and adjusted EBITDA is set forth in the tables below.

Investor Relations:

ICR

Raphael Gross

IR-FATBrands@icrinc.com

203-682-8253

Media Relations:

Konnect Agency

Liz Duggan/Rebecca Campbell

eduggan@konnectagency.com

rcampbell@konnectagency.com

213-988-8344

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FAT Brands Inc. Consolidated Statements of Operations Data

	13 weeks ended June 30, 2019	13 weeks ended July 1, 2018	26 weeks ended June 30, 2019	26 weeks ended July 1, 2018

(in thousands)

Revenues
Royalties	$3,663	$2,860	$7,127	$5,432
Franchise fees	994	299	1,306	698
Store opening fees	184	105	289	105
Advertising fees	1,031	630	2,008	1,226
Management fees and other income	23	14	38	32
Total revenues	5,895	3,908	10,768	7,493

Costs and expenses
General and administrative expenses	2,959	2,451	5,542	4,499
Advertising expenses	1,031	630	2,008	1,226
Refranchising restaurant costs and expenses, net of revenue	503	-	1,021	-
	4,493	3,081	8,571	5,725

Income from operations	1,402	827	2,197	1,768

Other expense
Interest expense, net	(1,265)	(300)	(3,382)	(514)
Depreciation and amortization	(147)	(40)	(278)	(73)
Other income (expense)	846	(2)	870	(3)
Other expense, net	(566)	(342)	(2,790)	(590)

Income (loss) before income tax expense	836	485	(593)	1,178

Income tax expense	$1,344	$112	$625	$296

Net income (loss)	$(508)	$373	$(1,218)	$882
Basic and diluted income (loss) per share	$(0.04)	$0.04	$(0.10)	$0.09

Consolidated Balance Sheet for FAT Brands Inc. as of June 30, 2019

As of June 30, 2019

(in thousands)

Cash	$540
Total assets	$78,188
Total liabilities	$73,330
Total stockholders’ equity	$4,858

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	13 weeks ended June 30, 2019	13 weeks ended July 1, 2018	26 weeks ended June 30, 2019	26 weeks ended July 1, 2018

(in thousands)

Net income (loss)	$(508)	$373	$(1,218)	$882
Interest expense, net	1,265	300	3,382	514
Income tax expense	1,344	112	625	296
Depreciation and amortization expense	147	40	278	73
EBITDA	$2,248	$825	$3,067	$1,765
Stock based compensation expenses	78	120	159	245
Non-cash lease expenses (1)	64	-	124	-
Acquisition costs	120	-	197	-
Refranchising restaurant costs and expense, net of revenue	503	-	1,021	-
Gain of sale of refranchised restaurants	(970)	-	(970)	-
Adjusted EBITDA	$2,043	$945	$3,598	$2,010

(1) Included non-cash lease expense costs related to new lease accounting standards